Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Registration Statement of Blue Gold Limited on Form F-1 of our reports dated December 18, 2024 and July 1, 2025, appearing in the prospectus, which is a part of the registration statement, with respect to the financial statements of Blue Gold Limited for the period from inception (December 4, 2023) to December 31, 2023, and the consolidated financial statements of Blue Gold Holdings Limited as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and for the period from inception (November 9, 2023) through December 31, 2023. We also consent to the reference to us under the caption “Auditors” in this Registration Statement on Form F-1 of Blue Gold Limited.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas
December 31, 2025